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                                                                     EXHIBIT 1.3


                         THE CHARLES SCHWAB CORPORATION
                               MEDIUM TERM NOTES
                             DISTRIBUTION AGREEMENT



                                 May 19, 2000



Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York  10036

Goldman, Sachs & Co.
85 Broad Street
New York, New York  10004

Credit Suisse First Boston Corporation
11 Madison Avenue
New York, New York  10010

Charles Schwab & Co., Inc.
101 Montgomery Street
San Francisco, California  94104

Dear Ladies/Gentlemen:

        The Charles Schwab Corporation, a Delaware corporation (the "Company"), confirms its agreement with each of you with respect to the issue and sale from time to time by the Company of such aggregate initial public offering price of its Medium-Term Notes, Series A, due more than 9 months from date of issue, as at such time (a) has been duly authorized for issuance and sale by the Board of Directors of the Company and (b) is covered by one or more registration statements that have become effective under the Securities Act of 1933, as amended (the "Notes"). The Notes may be issued as senior indebtedness (the "Senior Notes") or as senior subordinated indebtedness (the "Senior Subordinated Notes") of the Company. The Senior Notes will be issued pursuant to the provisions of a senior indenture dated as of July 15, 1993, as amended (the "Senior Debt Indenture") between the Company and The Chase Manhattan Bank (formerly Chemical Bank), as trustee (the "Trustee"). The Senior Subordinated Notes will be issued pursuant to the provisions of a senior subordinated indenture dated as of July 15, 1993, as amended (the "Senior Subordinated Debt Indenture") between the Company and the Trustee. The Senior Debt Indenture and the Senior Subordinated Debt Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." The Notes will have the maturities, interest rates, redemption provisions, if any, and other terms as set forth in supplements to the Basic Prospectus referred to below.
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        If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Company and each of you.

                    Very truly yours,

                    THE CHARLES SCHWAB CORPORATION


                    By        /s/ Christopher V. Dodds

                      Name:   Christopher V. Dodds
                      Title:  Executive Vice President,
                              Chief Financial Officer

The foregoing Agreement
is hereby confirmed
and accepted as of the
date first above written.

MORGAN STANLEY & CO. INCORPORATED

By /s/ Harold J. Hendershot III
  ----------------------------------
 Name:
 Title:

GOLDMAN, SACHS & CO.

By /s/ Goldman, Sachs & Co.
  ----------------------------------
 Name:
 Title:

CREDIT SUISSE FIRST BOSTON CORPORATION

By /s/ Julie A. Keogh
  ----------------------------------
 Name:  Julie A. Keogh
 Title: Authorized Signatory

CHARLES SCHWAB & CO., INC.

By /s/ Christopher V. Dodds
  ----------------------------------
 Name:  Christopher V. Dodds
 Title:   Executive Vice President, Chief Financial Officer

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